Date:

DATED

(1) ISIS INNOVATION LIMITED

And

(2) STRESS ANALYSIS TECHNOLOGIES INCORPORATED

EXCLUSIVE LICENCE OF TECHNOLOGY (ISIS PROJECT No. 1082)

THIS AGREEMENT is made on

BETWEEN:

(1) **ISIS INNOVATION LIMITED** (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (the "**Licensor**"); and

(2) **STRESS ANALYSIS TECHNOLOGIES INCORPORATED** whose registered office is at 2109 East Palm Avenue, Tampa, Florida 33605, United States of America (the "**Licensee**").

BACKGROUND:

The Licensor wishes to license the Licensed Technology, and the Licensee wishes to acquire a licence to the Licensed Technology, on the terms of this agreement.

AGREEMENT:

1. Interpretation

Words and expressions used in this agreement have the meaning set out in schedule 1 of this agreement.

2. Grant of Licence

2.1 The Licensor grants to the Licensee a licence in the Territory to develop, make, have made, use and have used and Market the Licensed Product in the Field. Subject only to clause 4.2, the Licence is exclusive.

2.2 As soon as is reasonably possible after the date of this agreement, the Licensor will, at the Licensor's cost, supply the Licensee with the Documents.

2.3 The Licensee may grant sub-licences with the prior written consent of the Licensor, such consent not to be unreasonably withheld, provided that:

(a) the sub-licensee has the same obligations to the Licensee as the Licensee has to the Licensor under this agreement, except where it is not legally possible to include such obligations in the sub-licence; and

(b) the nature of the proposed sub-licensee does not, or is not likely to, have any detrimental impact on the reputation of either the Licensor or of the University; and

(c) immediately following the grant of each sub-licence, the Licensee notifies the Licensor in writing of the name and address of the sub-licensee, the technology sub-licensed, the intended field and/or applications sub-licensed and the duration of the sub-licence; and

(d) no sub-licence will carry any right to sub-sub-license.

3. Improvements

3.1 The Licensor will communicate in writing to the Licensee within a reasonable time all Licensor's Improvements.

3.2 The Licensee acknowledges and agrees that all Intellectual Property Rights in the Licensor's Improvements belong to the Licensor.

3.3 The Licensee will communicate in writing to the Licensor within a reasonable time all Licensee's Improvements.

3.4 The Licensor acknowledges and agrees that all Intellectual Property Rights in the Licensee's Improvements belong to the Licensee.

4. Licence Back

4.1 The Licensee grants the Licensor a perpetual, royalty-free licence to grant the University and every employee, student and individual appointed by the University the licence set out in clause 4.2.

4.2 The Licensor has granted and, in respect of Licensee's Improvements, will grant, to the University a non-transferable, perpetual, royalty-free licence for the University and every employee, student and appointee of the University to use and publish the Licensed Technology and the Licensee's Improvements for Non-Commercial Use.

5. Filing and Maintenance

5.1 The Licensor will, in consultation with the Licensee and at the Licensee's cost, maintain and renew the Application. The Licensee will reimburse the Licensor for all outgoings of this nature (including lawyers' and patent agents' fees and expenses) within 30 days of receiving an invoice from the Licensor.

5.2 When the Application reaches the national phase, the parties will consult over the countries to be covered. If the Licensor believes a patent may be granted in a country but the Licensee is unwilling to reimburse the Licensor the cost of prosecuting the Application there, the country in question will be removed from the Territory.

6. Infringement

6.1 Each party will notify the other in writing of any misappropriation or infringement of any Intellectual Property Rights in the Licensed Technology of which the party becomes aware.

6.2 The Licensee has the first right (but is not obliged) to take legal action at its own cost against any misappropriation or infringement of any rights included in the Licensed Technology. The Licensee must discuss any proposed legal action with the Licensor prior to the legal action being commenced.

6.3 If the Licensee takes legal action under clause 6.2, the Licensee will:

(a) indemnify and hold the Licensor and the University harmless against all costs (including lawyers' and patent agents' fees and expenses), claims, demands and liabilities arising out of or consequent upon such activities and will settle any invoice received from the Licensor in respect of such costs, claims, demands and liabilities within 30 days of receipt; and
(b) treat any award of damages or other payment made in settlement (including, without limitation, punitive damages) less costs and fees associated with the litigation as Net Sales for the purposes of clause 8; and
(c) keep the Licensor regularly informed of the progress of the legal action, including, without limitation, any claims affecting the scope of the Licensed Technology.

6.4 If the Licensee has notified the Licensor in writing that it does not intend to take any action in relation to the misappropriation or infringement or the Licensee has not taken

any such action within 14 days of the notification under clause 6.1, the Licensor may take such legal action at its own cost.

7. Confidentiality

7.1 Subject to clauses 7.2, 7.3 and 7.4, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.

7.2 The Licensor may disclose the Licensed Technology to prospective licensees of the Licensed Technology in fields and/or territories other than the Field and/or Territory.

7.3 The Licensee may disclose to sub-licensees of the Licensed Technology such of the Confidential Information as is necessary for the exercise of any rights sub-licensed provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality in the same terms as this clause before the Licensee makes any disclosure of the Confidential Information.

7.4 Clause 7.1 will not apply to any Confidential Information which:

(a) is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party; or
(b) is or becomes publicly known without the fault of the receiving party; or
(c) is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that there has been a breach of an obligation of confidentiality owed to the disclosing party; or
(d) the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party's Confidential Information; or
(e) is approved for release in writing by an authorised representative of the disclosing party; or
(f) the receiving party is required to disclose by law.

8. Royalties and other payments

8.1 The Licensor will invoice the Licensee for the Signing Fee shortly after signature of this agreement and the Licensee must settle the invoice within 30 days of receipt.

8.2 The Licensee will pay to the Licensor a royalty equal to the Royalty Rate on all Net Sales of Licensed Products.

8.3 In the event that the royalties paid to the Licensor under clause 8.2 do not amount to the Minimum Sum, the Licensee must make up the difference between the royalties paid under clause 8.2 and the Minimum Sum in each Licence Year where a Minimum Sum applies.

8.4 The Licensee will pay to the Licensor a royalty equal to the Fee Income Royalty Rate on all up-front, milestone and other one-off payments (other than payments made solely in relation to research provided by the Licensee) received by the Licensee under or in connection with all sub-licences and other contracts granted by the Licensee with respect to the Licensed Technology.

8.5 The Signing Fee is non-refundable and will not be considered as an advance payment on royalties payable under clause 8.2. No part of the Minimum Sum will be refundable or applicable to succeeding Licence Years.

8.6 The Minimum Sum will be indexed to the Retail Price Index and each payment will be adjusted to take account of increases in the Retail Price Index from the date of this

Agreement. The Licensor will increase each payment of the Minimum Sum and by the percentage change between the New RPI and the Base RPI. The Licensor will notify the Licensee of any increase in the Minimum Sum when the payment is due in writing. For the avoidance of doubt the amounts due cannot decrease from those stated in Schedule 2.

8.7 Subject to the use by the Licensee of a commercially reasonable quantity of Licensed Products for promotional sampling, the Licensee must not accept or solicit any non-monetary consideration when Marketing Licensed Products or when issuing sub-licences of the Licensed Technology without the prior written consent of the Licensor.

8.8 The Licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety. Any change of currency will be determined on the last business day of each complete quarter, using the average of the daily buying and selling rates quoted by Barclays Bank plc during that quarter. Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply the Licensor with a Certificate of Tax Deduction at the time of payment to the Licensor.

8.9 In the event that full payment of any amount due from the Licensee to the Licensor under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of eight per cent (8%) over the base rate for the time being of Barclays Bank plc not to exceed eighteen (18%), from the date when payment was due until the date of actual payment.

9. Best Endeavours

The Licensee must use its best endeavours to develop, exploit and Market the Licensed Technology to maximise the financial return for both parties.

10. Royalty Reports and Audit

10.1 The Licensee will provide the Licensor with a royalty report within 30 days after the close of each quarter of the Licence Year for each Licensed Product Marketed by the Licensee. Each Royalty Report will:

(a) set out the Net Sales of each Licensed Product Marketed by the Licensee;
(b) provide a calculation of the royalties due;
(c) provide a statement showing whether or not royalties due exceed the Minimum Sum and, if so, by how much;
(d) set out the steps taken during the Licence Year to:
  (i) develop the Licensed Technology in order to facilitate its commercial exploitation; and
  (ii) promote and market Licensed Products;
(e) provide sufficient data (in outline form) to provide a reasonable indication or estimate of the actual or expected market share of the Licensee. This obligation is not intended to place a significant additional financial burden on the Licensee.

The Licensee must pay the Licensor the royalties due in respect of each Licence Year at the same time as the Licensee delivers the Royalty Report.

10.2 If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate or an entity over which the Licensee exercises Control, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed.

10.3 The Licensee must keep complete and accurate accounts of all Licensed Products used and Marketed by the Licensee in each Licence Year for at least 6 years. The Licensor may, through an independent certified accountant, audit all such accounts on at least 30 days' written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports and payments.

11. Duration and Termination

11.1 This agreement will take effect on the date of signature and will continue in force until 24 January 2023.

11.2 If either party commits a material breach of this agreement, and the breach is not remedied (where remediable) within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than 30 days), the other party may by further written notice terminate this agreement immediately.

11.3 The Licensee may terminate this agreement for any reason at any time after the third anniversary of this agreement on 6 months' written notice whereupon the Licensee shall bring all sub-licences to an end on the same date. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 of this Agreement.

11.4 The Licensor may terminate this agreement:

(a) immediately, if the Licensee has a petition presented for its winding-up, or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver or administrative receiver appointed of all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts;

(b) on 30 days written notice if:

(i) the Licensee challenges the validity of the Application or raises the claim that the Application is not necessary; or

(ii) in the Licensor's reasonable opinion, the Licensee is taking insufficient or inadequate steps to develop or Market the Licensed Products as demonstrated by the Royalty Report and the Licensee does not take any further steps requested by the Licensor by written notice within a reasonable time.

11.5 On termination or expiration of this agreement, for whatever reason, the Licensee:

(a) must bring all sub-licences to an end on the same date; and

(b) shall pay to the Licensor all outstanding royalties and other sums due under this agreement; and

(c) shall provide the Licensor with details of the stocks of Licensed Products held at the point of termination; and

(d) may continue to use the Licensed Technology in order to meet any existing commitments already made by the Licensee at the date of termination or expiration; and

(e) must, at the option of the Licensor and at the Licensee's cost, destroy all Licensed Products or send all Licensed Products to a location nominated by the Licensor to the Licensee in writing; and

(f) grants the Licensor an irrevocable, transferable, non-exclusive licence to develop, make, have made, use and Market the Licensee's Improvements.

11.6 Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 of this agreement for the duration of any notice period.

11.7 Clauses 4.2, 6.3, 12, 13.4 and 13.13 will survive the termination or expiration of this agreement, for whatever reason, indefinitely.

11.8 Clauses 7 and 10.2 will survive the termination or expiration of this agreement, for whatever reason, for a period of 6 years.

12. Liability

12.1 To the fullest extent permissible by law, the Licensor does not make any warranties of any kind including, without limitation, warranties with respect to:

(a) the quality of the Licensed Technology;
(b) the suitability of the Licensed Technology for any particular use;
(c) whether use of the Licensed Technology will infringe third-party rights; or
(d) whether the Application will be granted or the validity of any patent that issues in response to that Application.

12.2 The Licensee agrees to indemnify the Licensor and the University and hold the Licensor and the University harmless from and against any and all claims, damages and liabilities:

(a) asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees; and/or
(b) arising directly or indirectly from any breach by the Licensee of this agreement.

12.3 The Licensor will use its reasonable endeavours to avoid, dispute, resist, appeal, compromise or defend any Indemnified Claim and to minimise its losses, claims, liabilities, costs, charges and expenses. The Licensor will not (except as required by law) take any material action (including but not limited to any admission, compromise, settlement or discharge of any claim) in respect of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

12.4 The Licensee undertakes to make no claim against any employee, student, agent or appointee of the Licensor or of the University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this agreement or its subject-matter.

12.5 The liability of either party for any breach of this agreement, or arising in any other way out of the subject-matter of this agreement, will not extend to incidental or consequential damages or to any loss of potential profits.

12.6 The maximum liability of the Licensor to the Licensee under or otherwise in connection with this agreement or its subject-matter will not exceed the return of all royalties paid to the Licensor under clause 8.2.

13. General

13.1 **Registration** - The Licensee must register its interest in the Licensed Technology with any relevant authorities in the Territory as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any Territory without the pior written consent of the Licensor.

13.2 **Advertising** - The Licensee must not use the name of the Licensor, the University or the Inventor in any advertising, promotional or sales literature, without the Licensor's prior written approval.

13.3 **Packaging** - The Licensee will ensure that the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied and in which they are covered by the claims of any patent or patent

application, to the intent that the Licensor shall not suffer any loss or any loss of damages in an infringement action.

13.4 **Thesis** - This Agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology; or from following the University's procedures for examinations and for admission to postgraduate degree status.

13.5 **Taxes -** Where the Licensee has to make a payment to the Licensor under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties.

13.6 **Notices** - All notices to be sent to the Licensor under this agreement should be sent, by post and fax unless agreed otherwise in writing, until further notice to: The Managing Director, Isis Innovation Ltd, Ewert House, Ewert Place, Summertown, Oxford, OX2 7SG, Fax: 01865 280831. All notices to be sent to the Licensee under this agreement should be sent, until further notice, to the Licensee's Contact and Address indicating the Isis Project №.

13.7 **Force Majeure -** If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

13.8 **Assignment -** No party may assign any of its rights or obligations under this agreement in whole or in part, except to an Affiliate and only for so long as it remains an Affiliate, without the prior written consent of the other party (such consent not to be unreasonably withheld). Assignment, for these purposes, includes the acquisition of Control in either party by a third party.

13.9 **Severability -** If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

13.10 **No Partnership etc -** Nothing in this agreement creates, implies or evidences any partnership or joint venture between the Licensor and the Licensee or the relationship between them of principal and agent.

13.11 **Entire Agreement -** This agreement constitutes the entire agreement between the parties in relation to the Licence and the Licensee has not relied on any other statements or representations in agreeing to enter this contract. Specifically, but without limitation, this agreement does not impose or imply any obligation on the Licensor or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the University and the Licensee.

13.12 **Variation -** Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 13.13.

13.13 **Rights of Third Parties -** The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clause 12.4 will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and the people referred to in clause 12.4 were party to this agreement.

13.14 **Governing Law -** This Agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this Agreement.

13.15 **WIPO mediation/arbitration -** Any dispute, controversy or claim arising under, out of or in connection with this agreement and any subsequent amendments of this agreement, including, without limitation, its formation, validity, binding effect, interpretation, performance, breach or termination, as well as non-contractual claims, will be:

13.15.1 submitted to the senior executives of the parties who will use their best endeavours to negotiate with each other in good faith to reach a just and equitable settlement satisfactory to both parties;

13.15.2 if, and to the extent, that any such dispute, controversy or claim has not been settled pursuant to such negotiation within 30 days of the commencement of the negotiation, it will, upon the filing of a request for mediation by either party, be submitted to mediation in accordance with the WIPO Mediation Rules. The place of mediation will be Oxford. The language to be used in the mediation will be English;

13.15.3 if, and to the extent that, any such dispute, controversy or claim has not been settled pursuant to the mediation within 60 days of the commencement of the mediation, it will, upon the filing of a request for arbitration by either party, be referred to and finally determined by arbitration in accordance with the WIPO Arbitration Rules. The arbitral tribunal will consist of a sole arbitrator. The place of arbitration will be Oxford. The language used in the arbitral proceedings will be English.

SCHEDULE 1 - DEFINITIONS
(Clause 1)

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee.

Application means:
(a) the patent application set out in schedule 2 of this agreement;
(b) any patents granted in response to that application;
(c) any corresponding foreign patents and applications which may be granted to the Licensor in the Territory based on and deriving priority from that application; and
(d) any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on the Application.

Base RPI means the published Retail Price Index prevailing on the first day of the month in which this Agreement is made and set out in Schedule 2.

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to the other, including, without limitation:
(a) the Licensed Technology, to the extent that it is not disclosed by the Application when published; and
(b) this agreement.

Control means:
(a) ownership of more than 50% of the voting share capital of the relevant entity; or
(b) the ability to direct the casting of more than 50% of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Documents means the documents and materials set out in schedule 2 of this agreement.

Fee Income Royalty Rate means the royalty rate set out in schedule 2 of this agreement.

Field means the field set out in schedule 2 of this agreement.

Improvement means any development of the Licensed Technology which would, if commercially practised, infringe and/or be covered by a claim being prosecuted in the Application.

Indemnified Claim means any claim under which the Licensor and the University are entitled to be indemnified under clause 12.2.

Intellectual Property Rights means any and all rights in inventions, patents, trade marks, service marks, copyright, database rights, moral rights, rights in designs, know-how, confidential information and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Inventor means the inventor or inventors named in the Application and identified in the schedule 2.

Know-how means all confidential information, whether patentable or not, relating to the Application that has been communicated to the Licensee by the Licensor or the Inventor before the date of this agreement or is communicated to the Licensee by the Licensor or the Inventor under this agreement.

Licence means the licence granted by the Licensor to the Licensee under clause 2.1 of this agreement.

Licensed Product means any product, service or composition which is entirely or partially produced by means of or with the use of the Licensed Technology.

Licensed Technology means all the Licensor's Intellectual Property Rights in:
(a) the Application;
(b) the Know-how;
(c) the Documents; and
(d) the Licensor's Improvements.

Licensee's Contact and Address means the address for the Licensee set out in schedule 2 of this agreement.

Licensee's Improvements means any Improvements made prior to the second anniversary of this agreement by the Licensee.

Licence Year means each 12 month period beginning on the date of this agreement and each anniversary of the date of this agreement.

Licensor's Improvements means any Improvements made prior to the second anniversary of this agreement solely by the Inventor within the Field of which the Licensor has been made aware and is legally able to license.

Market means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Minimum Sum means the minimum sum or sums set out in schedule 2 of this agreement.

Net Sales means the gross selling price of the Licensed Product in the form in which it is Marketed by the Licensee or any sub-licensee, less:
(a) trade, quantity or cash discounts actually given; and
(b) outbound carriage and packaging expenses actually paid; and
(c) customs duties, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding personal taxes).

New RPI means the published Retail Price Index prevailing on the first day of the month in which the relevant payment is due.

Non-Commercial Use means academic and research purposes and the purposes of clinical patient care, including the right for the University to use the Licensed Technology and the Licensee's Improvements as enabling technology in other research projects.

Retail Price Index means the General Index of Retail Prices for all items which is published in the United Kingdom in the Monthly Digest of Statistics by the Office for National Statistics or any replacement of it.

Royalty Rate means the royalty rate or rates set out in schedule 2 of this agreement.

Royalty Report means the report to be prepared by the Licensee under clause 10.1 of this agreement.

Signing Fee means the signing fee set out in schedule 2 of this agreement.

Territory means the territory or territories set out in schedule 2 of this agreement, excluding any territory or territories removed through the operation of clause 5.2 of this agreement.

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.

SCHEDULE 2

Application: **US Patent Application 10/502,432** based on International Patent Application No.PCT/GB2003/000283, which was filed on 24 January 2003 and entitled 'X-ray diffraction method'.

Inventor: Dr Alexander Korsunsky

Territory (clause 2.1): The United States of America

Field (clause 2.1): Bridge Structures

Documents (clause 2.3): The Application.

Signing Fee (clause 8.1): £15,830 (fifteen thousand, eight hundred and thirty pounds sterling)

Royalty Rate (clause 8.2): 2.5% (two and a half percent)

Minimum Sum (clause 8.3):

Licence Year	Minimum Sum
1	£0
2	£0
3	£10,550
4	£15,830
5 and subsequent years	£21,100

Fee Income Royalty Rate (clause 8.4): 25% (twenty five percent)

Base RPI (clause 8.6): 3.4% (Source http://www.statistics.gov.uk/rpi)

Licensee's Contact and Address (clause 13.6):

Stress Analysis Technologies, Inc.	
Attn: President 2109 East Palm Avenue Tampa, Florida 33605 United States of America	
Fax: 813-754-2383	

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of
ISIS INNOVATION LIMITED:

Name:
Position:
Signature:
Date:

SIGNED for and on behalf of
STRESS ANALYSIS TECHNOLOGIES INC:

Name: Jennifer A. Willis
Position: President
Signature:
Date: October 31, 2006

SCHEDULE 2

Application:	**US Patent Application 10/502,432** based on International Patent Application No.PCT/GB2003/000283, which was filed on 24 January 2003 and entitled 'X-ray diffraction method'.
Inventor:	Dr Alexander Korsunsky
Territory (clause 2.1):	The United States of America
Field (clause 2.1):	Bridge Structures
Documents (clause 2.3):	The Application
Signing Fee (clause 8.1):	£15,830 (fifteen thousand, eight hundred and thirty pounds sterling)
Royalty Rate (clause 8.2):	2.5% (two and a half percent)

Minimum Sum (clause 8.3):

Licence Year	Minimum Sum
1	£0
2	£0
3	£10,550
4	£15,830
5 and subsequent years	£21,100

Fee Income Royalty Rate (clause 8.4):	25% (twenty five percent)
Base RPI (clause 8.6):	~~3.4% (Source http://www.statistics.gov.uk/rpi)~~ 202.7 (December 2006)

Licensee's Contact and Address (clause 13.6):

Stress Analysis Technologies, Inc.	
Attn: President 2109 East Palm Avenue Tampa, Florida 33605 United States of America	
Fax: 813-754-2383	

AS WITNESS this agreement has been signed by the duly authorized representatives of the parties.

SIGNED for and on behalf of
ISIS INNOVATION LIMITED:

Name: Mr T. Hockaday

Position: Managing Director Isis Innovation Ltd

Signature: [signature]

Date: ____________________

SIGNED for and on behalf of
STRESS ANALYSIS TECHNOLOGIES, INC.:

Name: Jennifer A. Willis

Position: President

Signature: [signature]

Date: January 29, 2007